Securities and Exchange Commission
Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

Information to be included
In statements pursuant to rules
13d-1(b), (c) and (d) and amendments
thereto filed pursuant to 13d-2
under the Securities Exchange Act of 1934

Viewpoint Corporation
(Name of Issuer)

Common Stock,  $0.10 par value
(Title of Class of Securities)

92672P108
(CUSIP Number)

5% ownership
(Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

(   )	Rule 13d-1(b)
(X)	Rule 13d-1 (c)
(   )	Rule 13d-1 (d)

13G

(1) Randall Grosberg

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A) (X)
(B) (  )
(3) SEC USE ONLY

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION:   USA

NUMBER OF 	(5) 	SOLE VOTING POWER

SHARES				X


6) 	SHARED VOTING POWER

(7)  	SOLE DISPOSITIVE POWER

(8)	SHARED DISPOSITIVE POWER

9) AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON

		53,500

(10) CHECK BOX IF THER AGGREGATE AMOUNT
IN ROW (9) EXCLUDES CERTAIN SHARES

(11) PERCENT OF CLASS REPRESENTED
BY AMONT IN ROW (9)